[Logo of Dollar General Corporation]

100 Mission Ridge / Goodlettsville, Tennessee 37072-2170 / Telephone: (615) 855-4000 / www.dollargeneral.com

NEWS FOR IMMEDIATE RELEASE

DOLLAR GENERAL RESPONDS TO FAMILY DOLLAR REJECTION OF ENHANCED OFFER

COMPANY REMAINS COMMITTED TO ACQUIRING FAMILY DOLLAR

GOODLETTSVILLE, Tennessee – September 5, 2014 – In response to the decision by the Board of Directors of Family Dollar Stores, Inc. (NYSE: FDO) to reject Dollar General’s enhanced all-cash proposal to acquire all outstanding shares of Family Dollar for $80.00 per share, Dollar General Corporation (NYSE: DG) today stated that it remains committed to acquiring Family Dollar and is currently evaluating its next steps.

Goldman, Sachs & Co. is acting as financial advisor to Dollar General and Simpson Thacher & Bartlett LLP is acting as its legal counsel.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With more than 11,500 stores in 40 states, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

Contact Information:

Investors:

Mary Winn Pilkington (615) 855-5536

Emma Jo Kauffman (615) 855-5525

Media:

Brunswick Group:

Steve Lipin or Shahed Larson (212) 333-3810

Dollar General Corporation:

Media Hotline (877) 944-DGPR (3477)

Dan MacDonald (615) 855-5209

Crystal Ghassemi (615) 855-5210